UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Exact name of registrant as specified in its charter)

Texas	38-3765318
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866 Dallas, Texas	75222-4866
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

N/A

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

On July 27, 2025, the Board of Directors (the “Board”) of DallasNews Corporation, a Texas corporation (the “Company”), unanimously approved, and the Company entered into, a Rights Agreement (the “Rights Agreement”) with Computershare Inc., as rights agent, and declared a dividend distribution of one right (each, a “Right” and, together with all such rights distributed or issued pursuant to the Rights Agreement, the “Rights”) for each share of Series A Common Stock, par value $0.01 per share, of the Company and each share of Series B Common Stock, par value $0.01 per share, of the Company outstanding to shareholders of record at the close of business on August 7, 2025.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Item 1.01 of the Current Report on Form 8-K filed by the Company on July 28, 2025, and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description

3.1

Statement of Resolutions of Series A Junior Participating Preferred Stock of DallasNews Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 28, 2025).

4.1

Rights Agreement, dated as of July 27, 2025, by and between DallasNews Corporation and Computershare Inc., as Rights Agent (which includes the Form of Rights Certificate attached as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 28, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DALLASNEWS CORPORATION

By:	/s/ Katy Murray
	Name:	Katy Murray
	Title:	President

Date: July 28, 2025